EXHIBIT 5.1
BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900
December 21, 2007
ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024
Ladies and Gentlemen:
     We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 4,711,150 shares of Common Stock, $0.01 par value, (the “Shares”), to be issued in connection with the awards previously granted under the C-COR Incentive Plan (the “Benefit Plan”) and assumed by ARRIS Group, Inc. in connection with its acquisition of C-COR Incorporated. This opinion is being provided at your request for inclusion in the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by the Benefit Plan (including the maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.
     We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws). We are not opining on “blue sky” or other state securities laws.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; provided, however, that such consent does not constitute a consent under Section 7 of
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ARRIS Group, Inc.
December 21, 2007

the Act or any indication that we have certified any part of the Registration Statement or otherwise, by virtue of the giving of this opinion, come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC promulgated with respect thereto.
Very truly yours,
/s/ Troutman Sanders LLP